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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Harvest Natural Resources, Inc.

(Name of Registrant as Specified In Its Charter)

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PROXY STATEMENT
HARVEST NATURAL RESOURCES, INC.
1177 Enclave Parkway, Suite 300
Houston, Texas 77077
(281) 899-5700
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	10:00 a.m., Central Daylight Time, Thursday, May 17, 2007

PLACE	Harvest Natural Resources, Inc.
1177 Enclave Parkway
Houston, Texas 77077

ITEMS OF BUSINESS	(1) To elect six directors

(2) To ratify the appointment of independent registered public accounting firm

(3) To consider such other business as may properly come before the meeting
RECORD DATE	You are entitled to vote if you were a stockholder at the close of business on Friday, March 30, 2007.

VOTING BY PROXY	Please submit the proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You may submit your proxy (1) over the internet, (2) by telephone or (3) by mail. For specific instructions, please refer to the Questions and Information beginning on page 33 of this proxy statement and the instructions on the proxy card.

STOCKHOLDER LISTING	A list of our stockholders as of March 30, 2007, will be available for inspection by our stockholders at the Company’s headquarters, 1177 Enclave Parkway, Suite 300, Houston, Texas 77077, during the ten days immediately preceding the date of the Annual Meeting.

By Order of the Board of Directors

James A. Edmiston
President and Chief Executive Officer
This proxy statement and accompanying proxy card are being distributed on or about April 12, 2007.

2007 ANNUAL MEETING OF STOCKHOLDERS
NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

PROXY STATEMENT
     The Board of Directors (the “Board”) of Harvest Natural Resources, Inc. (“Harvest” or the “Company”) is providing these proxy materials to you in connection with our annual meeting of stockholders, which will take place on May 17, 2007, and soliciting your proxy with respect to the meeting. You are invited to attend the meeting and are requested to vote on the proposals described in this proxy statement.
     The information included in this proxy statement relates to the proposals to be voted on at the meeting, the voting process, corporate governance, our Board and its committees, information on the compensation of directors, a discussion and analysis of our compensation program for our executives, information on the compensation paid to our named executive officers and certain other required information. Our 2006 Annual Report to Stockholders is being mailed to you simultaneously with this proxy statement.
     There are two proposals scheduled to be voted on at the meeting:
•	The election of six directors, and

•	The ratification of the appointment of our independent registered public accounting firm.
CORPORATE GOVERNANCE
     Corporate governance is part of our culture and a guiding principle in our behavior. The Board has adopted Guidelines for Corporate Governance which require that independent directors comprise a majority of the Board and that the Chairman of the Board be elected from the independent directors. In addition, the Guidelines for Corporate Governance require that each standing committee of the Board be comprised solely of independent directors. Other matters included in the Guidelines for Corporate Governance are Board and director responsibilities, director qualifications, operation of the Board, director compensation, the operation and responsibilities of board committees and management responsibilities.
     The Board has also adopted a Code of Business Conduct and Ethics which applies to all directors, officers and employees of the Company. The Board last amended the Code of Business Conduct and Ethics in December 2006. The Board has not granted any waivers to the Code of Business Conduct and Ethics.
     The Guidelines for Corporate Governance, the Code of Business Conduct and Ethics and the charters of all the Board committees are accessible on the Company’s website under the Corporate Governance section at http://www.harvestnr.com. Any amendments to or waivers of the Code of Conduct and Business Ethics will also be posted on the Company’s website. In addition, this information will be made available in print and without charge to any person who requests it by sending a written request to Harvest Natural Resources, Inc., Attn: Investor Relations, 1177 Enclave Parkway, Suite 300, Houston, Texas 77077.
Board of Directors
     Our Board currently is comprised of six directors. The size of our Board was decreased from seven to six members effective as of our 2006 Annual Meeting of Stockholders. Dr. Peter J. Hill, a board member and retired Chief Executive Officer and President, did not stand for re-election in 2006.
     During 2006, the Board held eight regularly scheduled and special meetings. None of our directors attended fewer than 75% of aggregate number of the meetings of the Board and the Committees on which he serves. The average attendance in 2006 of all directors at Board and Committee meetings was over 95%.
     The non-management directors of the Board meet in regularly scheduled executive sessions without a member of Company management present. The presiding director at all of these meetings is the Company’s Chairman of the Board. Each year the Board conducts a self evaluation as a means to determine its effectiveness.

Director Independence
     Of our six directors, five have been affirmatively determined by the Board to be independent, including our non-executive Chairman of the Board. The directors our Board have determined to be independent are Stephen D. Chesebro’, John U. Clarke, H. H. Hardee, Patrick M. Murray and J. Michael Stinson. The Board’s determination of independence is based upon the standards set forth in its Guidelines for Corporate Governance which may be found under the Corporate Governance section on our website at http://www.harvestnr.com. The Guidelines for Corporate Governance include the New York Stock Exchange independence standards. In making its determination of independence, the Board took into account responses of the directors to questions concerning their employment history, compensation, affiliations and family and other relationships. The Board also reviewed fees paid to Mr. Chesebro’ as Chairman of the Board and fees paid to Mr. Chesebro’ and Mr. Stinson for attending business meetings at the Company’s request. The purpose of this review was to determine whether payment of these fees is inconsistent with a determination that a director is independent.
Communications with the Board
     Stockholders and other individuals may contact our Chairman of the Board, or other independent non-management directors, individually or as a group, for any reason, including to make complaints regarding the Company’s accounting, internal accounting controls or auditing matters. The Board may be contacted by mail at the Company’s principal executive offices or at the Company’s website through an e-mail link under the Corporate Governance section at http://www.harvestnr.com. All of the independent directors have approved a process for collecting, organizing and relaying stockholder communications.
Attendance at Annual Meeting of Stockholders
     It is the policy of the Board that, to the extent possible, all directors attend the annual meeting of stockholders. Five of our six directors attended the 2006 annual meeting of stockholders.
Board Committees
     The Board has three standing committees: (1) Audit, (2) Human Resources and (3) Nominating and Corporate Governance. The membership at the conclusion of 2006 and the function of each committee are described below.

Nominating and
Corporate
Name of Director	Audit	Human Resources	Governance
Stephen D. Chesebro’		X	X
John U. Clarke	X	X
James A. Edmiston
H. H. Hardee	X	X	X
Patrick M. Murray	X		X
J. Michael Stinson		X

Number of Meetings in 2006	9	5	4
X = Committee member
  The Audit Committee
     The Audit Committee assists the Board in oversight of:
•	the Company’s accounting and financial reporting policies and practices;

•	the integrity of the financial statements of the Company;

•	the independent registered public accounting firm’s qualifications, independence and objectivity;

•	the performance of the Company’s internal audit function and the Company’s independent registered public accounting firm; and

•	the compliance by the Company with legal and regulatory requirements.
          The Audit Committee acts as a liaison between the Company’s independent registered public accounting firm and the Board, and it has the sole authority to appoint or replace the independent registered public accounting firm and to approve any non-audit relationship with the independent registered public accounting firm. The Company’s internal auditor and the Company’s independent registered public accounting firm report directly to the Audit Committee.
          The Audit Committee is responsible for the Company’s procedures relating to the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, including the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters. The Audit Committee is also responsible for understanding and assessing the Company’s processes and policies for communications with stockholders, institutional investors, analysts and brokers.
          The Audit Committee has access to Company records and employees, and has the sole authority to retain independent legal, accounting or other advisors for committee matters. The Company will provide appropriate funding for the payment of the independent registered public accounting firm and any advisors employed by the Audit Committee.
          The Audit Committee makes regular reports to the Board. Each year the Audit Committee assesses the adequacy of its charter and conducts a self-assessment review to determine its effectiveness.
          The Board has determined that each member of the Audit Committee meets the independence standards of the Security and Exchange Commission’s (“SEC”) requirements, the rules of the New York Stock Exchange and the Company’s Guidelines for Corporate Governance. No member of the Audit Committee serves on the audit committee of more than three public companies. The Board has further determined that each member of the Audit Committee is financially literate and that Mr. Murray and Mr. Clarke qualify as audit committee financial experts, as defined in Item 401(h) of SEC Regulation S-K. Information on the relevant experience of Mr. Murray and Mr. Clarke is set forth in the discussion below under Proposal No. 1.
          The Audit Committee operates pursuant to a written charter. The charter is accessible in the Corporate Governance section of the Company’s website (http://www.harvestnr.com). The charter is also available in print to any person who requests it by sending a written request to Harvest Natural Resources, Inc., Attn: Investor Relations, 1177 Enclave Parkway, Suite 300, Houston, Texas 77077.
          Our Audit Committee has established procedures for Company employees or consultants to make a confidential, anonymous complaint or raise a concern over accounting, internal accounting controls or auditing matters concerning the Company or any of its companies.
The Human Resources Committee
     The primary responsibilities of the Human Resources Committee are to:
•	annually review the performance of the Chief Executive Officer (“CEO”),and make recommendations to the Board on all elements of his compensation;

•	annually review the compensation of the Board and make recommendations to the Board on compensation;

•	review and assess succession planning;

•	establish and recommend to the Board all elements of executive compensation;

•	make recommendations to the Board with respect to incentive and equity compensation plans;

•	review and monitor overall compensation and benefit plans, and human resources policies and procedures; and

•	review and discuss with management the compensation discussion and analysis in the Company’s proxy statement.
     The Human Resources Committee has the sole authority to retain a consulting firm to assist and advise on committee matters, including the evaluation of director, CEO, officer and employee compensation. In 2006, Towers Perrin, an outside compensation consulting firm retained by the Human Resources Committee, prepared a review of comparative data for base salary, annual incentive awards and long-term compensation for the executives. The consultant also provided comparative data on director compensation. In December 2006, the Human Resources Committee retained Stone Partners as its consulting firm on executive and director compensation. In 2007, Stone Partners completed an extensive review of our compensation program with a focus on 1) determining an appropriate benchmarking approach and new peer group and 2) aligning our compensation philosophy with our unique strategic business objectives, particularly with respect to long-term incentives.
     Executive and director compensation is reviewed at least annually by the Human Resources Committee. The Human Resources Committee makes all decisions regarding the compensation of our executive officers, including base salary, performance-based incentive awards and long-term incentive stock awards. Those decisions are submitted to the Board for approval. The Human Resources Committee also makes all decisions on director compensation and submits those decisions to the Board for approval. The compensation consultant to the Human Resources Committee makes recommendations as to the form and amount of executive and director compensation. Our CEO makes separate recommendations to the Human Resources Committee on the form and amount of executive compensation. See “Compensation Discussion and Analysis” section of this Proxy Statement for information regarding the Human Resources Committee’s processes and procedures for considering and determining executive compensation.
     Each year the Human Resources Committee assesses the adequacy of its charter and conducts a self-assessment review to determine its effectiveness.
     The Board has determined that each member of the Human Resources Committee meets the independence requirements of the rules of the New York Stock Exchange and the Company’s Guidelines for Corporate Governance.
     The Human Resources Committee operates pursuant to a written charter. The charter is accessible in the Corporate Governance section of the Company’s website (http://www.harvestnr.com). The charter is also available in print to any person who requests it by sending a written request to Harvest Natural Resources, Inc., Attn: Investor Relations, 1177 Enclave Parkway, Suite 300, Houston, Texas 77077.
     Human Resources Committee Interlocks and Insider Participation
     None of the members of the Board’s Human Resources Committee is or has been an officer or employee of the Company. No executive officer of the Company serves on the Compensation Committee or serves as a director of another entity where an executive officer of that entity also serves on the Human Resources Committee or on the Board.

     The Nominating and Corporate Governance Committee
          The primary responsibilities of the Nominating and Corporate Governance Committee are to:
•	develop the criteria and procedures for the identification and recruitment of candidates for election to serve as directors who will promote the best interest of the stockholders;

•	review qualifications and recommend director candidates to the Board, including those recommended by stockholders of the Company, to be nominated for election by the stockholders or to fill any vacancy;

•	recommend directors to serve on and chair Board committees;

•	evaluate annually the performance of the Board; and

•	develop and recommend guidelines for corporate governance and a code of business conduct and ethics applicable to all directors, officers and employees of the Company.
     Each year the Nominating and Corporate Governance Committee assesses the adequacy of its charter and conducts a self-assessment review to determine its effectiveness.
     The Board has determined that each member of the Nominating and Corporate Governance Committee meets the independence requirements of the rules of the New York Stock Exchange and the Company’s Guidelines for Corporate Governance.
     The Nominating and Corporate Governance Committee operates pursuant to a written charter. The charter is accessible in the Corporate Governance section of the Company’s website (http://www.harvestnr.com). The charter is also available in print to any person who requests it by sending a written request to Harvest Natural Resources, Inc., Attn: Investor Relations, 1177 Enclave Parkway, Suite 300, Houston, Texas 77077.
     The Nominating and Corporate Governance Committee will consider nominations for director proposed by stockholders of the Company if such nominations are submitted within the time limits and in the manner prescribed by applicable rule, law and the Company’s Bylaws. To be timely, a stockholder’s nomination for director must be delivered to or mailed and received by the Secretary of the Company at the principal executive offices of the Company, not less than 90 days prior to the anniversary date of the immediately preceding annual meeting (which, for the 2008 annual meeting, would be no later than February 17, 2008). A stockholder’s nomination of a director to the Secretary shall (a) identify the nominee or nominees and provide a brief description of their business experience and background, (b) the name and address of the stockholder as they appear on the Company’s books, (c) the class and number of shares of the Company which are beneficially owned by such stockholder, (d) any material relationship between the nominee(s) and the stockholder and the Company, and (e) contact information of the nominee(s) for follow-up information requests by the Board. In addition, if the stockholder’s ownership of shares of the Company, as set forth in the notice, is solely beneficial, documentary evidence of such ownership must accompany the notice. Please see page 35 for additional information on submitting stockholder proposals.
     Under the Board’s Guidelines for Corporate Governance, at least a majority of directors of the Company must be independent, and individuals who are more than seventy-two years old or serve on the board of more than three other publicly-held companies are not eligible to serve on the Board.
     The Nominating and Corporate Governance Committee is responsible for assessing the appropriate mix of skills and characteristics required of members of the Board. Factors the Nominating and Corporate Governance Committee shall consider in identifying and evaluating director nominees include:
•	High personal and professional ethics, integrity and values;

•	Collective breadth of experience in matters such as:
o	international operations,

o	the energy business,

o	board membership,

o	service as the chief executive or operating officer in a publicly held company, and

o	auditing, accounting, finance or banking;
•	Independence in fact and intellectually;

•	An interest and the availability of time to be involved with the Company and employees over a sustained period; and

•	The ability and willingness to objectively appraise management and Board performance in the interests of the stockholders.
     In considering these factors, no distinction is drawn between nominees recruited by or for the Board and nominees recommended by stockholders.
     The Nominating and Corporate Governance Committee is responsible for periodically reviewing the size, composition and organization of the Board and recommending to the Board policies, changes and other action it deems advisable. During 2006, the Nominating and Corporate Governance Committee considered adding additional Board members, but determined not to do so.
Director Compensation Arrangements
     Director compensation is reviewed annually by the Human Resources Committee of the Board with the assistance of an independent compensation consultant retained by the Committee. Any adjustments to compensation are decided by the Human Resources Committee and submitted to the Board for approval. The philosophy of the Company in determining director compensation is to align compensation with the long-term interests of the stockholders, adequately compensate the directors for their time and effort, and establish an overall compensation package that will attract and retain qualified directors. In determining overall director compensation, the Company seeks to strike the right balance between the cash and stock components of director compensation. It is the policy of the Board that directors should hold equity ownership in the Company and that a portion of director fees should consist of Company equity in the form of restricted stock and stock option grants. The Board also believes that directors should develop a meaningful equity position over time. To further this policy, the Board has adopted stock retention guidelines applicable to all directors. Under the guidelines, at least fifty percent of the shares of restricted stock (on an after tax basis) must be retained by a director for at least three years after the restriction lapses, and at least fifty percent of the net shares of stock (on an after tax basis) received through the exercise of an option or stock appreciation right (“SAR”) must be retained by a director for at least three years after the exercise date. The guidelines are administered by the Human Resources Committee, which also has the authority to waive application of the guidelines.
     Each non-employee director of the Company receives compensation as follows:
•	an annual Board retainer of $36,000;

•	a board meeting fee of $1,500 for each board or committee meeting attended, plus travel and related expenses;

•	an annual committee chair retainer of: $20,000 for serving as chair of the Audit committee, $15,000 for serving as chair of the Human Resources committee, and $10,000 for serving as chair of the Nominating and Corporate Governance committee; and

•	a fee of $1,500 per day for attending business meetings on behalf of the Company in his capacity as a director that requires out of town travel or a substantial commitment of time, plus travel and related expenses.
          The Company’s director compensation includes additional compensation for our non-executive Chairman of the Board, Mr. Chesebro’, in recognition of the significant added responsibilities and time commitments of that position. In addition to his compensation as a director, Mr. Chesebro’ receives a retainer of $120,000 a year.
          Under the Harvest Natural Resources 2006 Long Term Incentive Plan, directors are eligible to receive restricted stock, stock options and SAR grants. In May 2006, the Board approved a stock option award of 5,000 shares and a restricted stock award of 3,000 shares for each director.
          The following table sets forth the cash and other compensation paid to the non-employee members of our Board of Directors in 2006.

						Change in Pension
						Value and
						Nonqualified
	Fees Earned				Non-Equity	Deferred
	or Paid in		Stock	Option	Incentive Plan	Compensation	All Other
Name	Cash		Awards (1)	Awards (1)	Compensation	Earnings	Compensation	Total
Stephen D. Chesebro’	$223,000	(2)	$40,980	$38,149				$302,129

John U. Clarke	64,500	(3)	40,980	38,149				143,629

H. H. Hardee	91,500	(4)	40,980	38,149				170,629

Patrick M. Murray	86,000	(5)	40,980	38,149				165,129

J. Michael Stinson	57,000	(6)	40,980	38,149				136,129

Notes:

(1)	The amounts in the Stock Awards and Option Awards columns reflect the total amount of compensation to be recognized in the financial statements over the vesting period, calculated pursuant to Statement of Financial Accounting Standards Statement No. 123 (revised 2004) share-based payments (“SFAS 123R”), for the options awarded in 2006.

(2)	Includes $28,500 in business meeting fees and $1,500 for attending a special meeting of the stockholders.

(3)	Includes $3,000 in business meeting fees and $1,500 for attending a special meeting of the stockholders.

(4)	Includes $6,000 in business meeting fees and $1,500 for attending a special meeting of the stockholders.

(5)	Includes $3,000 in business meeting fees.

(6)	Includes $15,000 in business meeting fees and $1,500 for attending a special meeting of the stockholders.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
     There are six nominees for election to our Board of Directors this year. Information regarding the business experience of each nominee is provided below. All directors are elected annually to serve until the next annual meeting and until their respective successors are elected.
     Our Board of Directors recommends a vote FOR the election to the Board of each of the following nominees.

Stephen D. Chesebro’ Appointed Director in October 2000 Age 65	Mr. Chesebro’ served as President and Chief Executive Officer of PennzEnergy, the independent oil and gas exploration and production company that was formerly a business unit of Pennzoil Company, from December 1998 until he retired in 1999. From February 1997 to December 1997, Mr. Chesebro’ served as Group Vice President – Oil and Gas and from December 1997 until December 1998 he served as President and Chief Operating Officer of Pennzoil Company, an integrated oil and gas company. From 1993 to 1996, Mr. Chesebro’ was Chairman and Chief Executive Officer of Tenneco Energy, a $4 billion global company with 3,000 employees. Tenneco Energy was part of Tenneco, Inc., a worldwide corporation that owned diversified holdings in six major industries. Mr. Chesebro’ is an advisory director to Preng & Associates, an executive search consulting firm. In 1964, Mr. Chesebro’ graduated from the Colorado School of Mines. He was awarded the school’s Distinguished Achievement Medal in 1991 and received his honorary doctorate from the institution in 1998. He currently serves on the school’s visiting committee for petroleum engineering. In 1994, Mr. Chesebro’ was the first American awarded the H. E. Jones London Medal by the Institution of Gas Engineers, a British professional association. Since December 2005, he has served as the President of the Chesebro’ Foundation, Inc., a private charitable foundation incorporated in Delaware.

John U. Clarke Appointed Director in October 2000 Age 54	Since December 2004, Mr. Clarke has been Chairman of the Board and Chief Executive Officer of NATCO Group, Inc., a publicly-traded oil services and equipment company. From May 2001 until assuming his current position with NATCO, Mr. Clarke was the President of Concept Capital Group, a financial and strategic advisory firm originally founded by Mr. Clarke in 1995. During 2001, Mr. Clarke was a Managing Director of SCF Partners, a private equity investment company focused on the oil and gas services and equipment sectors of the energy industry. From 1999 to 2000, Mr. Clarke was Executive Vice President of Dynegy, Inc., a publicly traded global energy merchant, where he was also an Advisory Director and member of the Office of the Chairman. Mr. Clarke joined Dynegy in April 1997 as Senior Vice President and Chief Financial Officer. Prior to joining Dynegy, Mr. Clarke was a managing director and co-head of a specialty energy practice group with Simmons & Company International, a Houston-based investment banking firm. From 1995 to 1997, he served as president of Concept Capital Group. Mr. Clarke was Executive Vice President and Chief Financial and Administrative Officer

with Cabot Oil and Gas, a publicly traded Appalachian oil and gas producer, from 1993 to 1995. He was with Transco Energy, a publicly traded interstate pipeline company, from 1981 to 1993, last serving as Senior Vice President and Chief Financial Officer. Mr. Clarke began his professional career with Tenneco, Inc. in 1978. In addition to being on the board of directors of NATCO, Mr. Clarke is a member of the board of directors of The Houston Exploration Company, a publicly traded North American exploration and production company. He is also Chairman and a member of the Board of Directors of FuelQuest, a market service provider to petroleum marketers. Mr. Clarke earned a Bachelor of Arts degree in Economics from the University of Texas in 1975 and a Master of Business Administration degree from Southern Methodist University in 1977.

James A. Edmiston Elected Director in May 2005 Age 47	Mr. Edmiston was elected President and Chief Executive Officer of Harvest Natural Resources, Inc. on October 1, 2005. He joined the Company as Executive Vice President and Chief Operating Officer on September 1, 2004. Prior to joining Harvest, Mr. Edmiston was with Conoco and ConocoPhillips for 22 years in various management positions including President, Dubai Petroleum Company (2002-2004), a ConocoPhillips affiliate company in the United Arab Emirates and General Manager, Petrozuata, C.A., in Puerto La Cruz, Venezuela (1999-2001). Prior to 1999, Mr. Edmiston also served as Vice President and General Manager of Conoco Russia and then as Asset Manager of Conoco’s South Texas Lobo Trend gas operations. Mr. Edmiston earned a Bachelor of Science degree in Petroleum Engineering from the Texas Tech University and a Masters of Business Administration from the Fuqua School of Business at Duke University. Mr. Edmiston is a Member of the Society of Petroleum Engineers.

H. H. Hardee Appointed Director in October 2000 Age 52	Mr. Hardee has been a Senior Vice President-Investment Officer with RBC Dain Rauscher, an investment banking firm, since 1994. From 1991 through 1994, Mr. Hardee was a Senior Vice President with Kidder Peabody, an investment banking firm. From 1977 through 1991, Mr. Hardee was a Senior Vice President at Rotan Mosle/Paine Webber Inc., an investment banking firm. During his tenure at Dain Rauscher, he has been in the top 1% of his peer group and has been a member of the Chairman’s Council since joining the firm. Mr. Hardee is a licensed investment advisor and has served in various board capacities including investment policy and syndicate underwriting. He currently advises/manages over $300 million in assets. He is also a published author in the area of financial investing. Mr. Hardee is a former director of the Bank of Almeda and Gamma Biologicals. He is also a former limited partner and advisory director of the Houston Rockets of the National Basketball Association. Mr. Hardee has a degree in finance from the University of Texas and holds an Accredited Wealth Management Certification and a director education certification from the National Association of Corporate Directors.

Patrick M. Murray Appointed Director in October 2000 Age 64	Since 2004, Mr. Murray has been Chairman of the Board and Chief Executive Officer of Dresser, Inc., an energy infrastructure and oilfield products and services company. From 2000 until becoming Chairman of the Board, Mr. Murray served as President and Chief Executive Officer of Dresser, Inc. Mr. Murray was President of Halliburton Company’s Dresser Equipment Group, Inc.; Vice President, Strategic Initiatives of Dresser Industries, Inc.; and Vice President, Operations of Dresser, Inc. from 1996 to 2000. Mr. Murray has also served as the President of Sperry-Sun Drilling Services from 1988 through 1996. Mr. Murray joined NL Industries in 1973 as a Systems Application Consultant and served in a variety of increasingly senior management positions. Mr. Murray currently serves on the board of Precision Drilling Corporation, a publicly held contract drilling company. Mr. Murray is also on the boards of the Valve Manufacturers Association, Petroleum Equipment Suppliers Association and the Dallas Council on World Affairs. He is on the board of advisors for the Maguire Energy Institute, Edwin L. Cox School of Business, and Southern Methodist University, and a member of the Board of Regents of Seton Hall University. Mr. Murray holds a B.S. degree in Accounting and a Master of Business Administration from Seton Hall University. He served for two years in the U.S. Army as a commissioned officer. Mr. Murray is a member of the American Petroleum Institute and the Society of Petroleum Engineers.

J. Michael Stinson Appointed Director in November 2005 Age 63	Since September 2006, Mr. Stinson has been Chairman of TORP Terminal LP, a Norwegian LNG technology company. In January 2005, he was elected Chairman of the Board of Paulsson Geophysical Services, Inc., a vertical seismic profiling technology company. From February through August 2004, Mr. Stinson served with the U.S. Department of Defense and the Coalition Provisional Authority as Senior Advisor to the Iraqi Ministry of Oil. From 1965 to 2003, Mr. Stinson was with Conoco and ConocoPhillips in a number of assignments in operations and management. His last position at ConocoPhillips was as Senior Vice President, Government Affairs in which he was responsible for government relations with particular emphasis on developing and facilitating international business development opportunities in various countries. Previous positions included Senior Vice President – Business Development, Vice President – Exploration and Production, Chairman and Managing Director of Conoco (UK) Limited, Vice President/General Manager of International Production for Europe, Africa and the Far East, and President and Managing Director of Conoco Norway, Inc. Mr. Stinson is a member of the board of directors of Eventure Global Technology, Inc, an oil equipment company. Mr. Stinson earned a Bachelor of Science degree in Industrial Engineering from Texas Tech University and a Masters of Business Administration from Arizona State University. He is a fellow of the Institute of Petroleum and a member of the American Petroleum Institute, the Society of Petroleum Engineers and the American Association of Petroleum Geologists.

PROPOSAL NO. 2
RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP as Harvest’s independent registered public accounting firm to audit our consolidated financial statements for the year ended December 31, 2007.
     Our Board of Directors recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2007. If the appointment is not ratified, our Board of Directors will select another independent registered public accounting firm.

EXECUTIVE OFFICERS
     The following table provides information regarding each of our executive officers.

Name	Age	Position
James A. Edmiston *	47	President and Chief Executive Officer

Steven W. Tholen	56	Senior Vice President, Finance, Chief Financial Officer and Treasurer

Kerry R. Brittain	60	Senior Vice President, General Counsel and Corporate Secretary

Byron A. Dunn	48	Senior Vice President, Corporate Development

Kurt A. Nelson	54	Vice President, Controller and Chief Accounting Officer

Karl L. Nesselrode	49	Vice President, Engineering and Business Development

*	See Mr. Edmiston’s biography on page 9.
     Steven W. Tholen has served as our Senior Vice President, Finance, Chief Financial Officer and Treasurer since January 1, 2001. From June 1995 through 2000, Mr. Tholen was Vice President and Chief Financial Officer of Penn Virginia Corporation, an oil and gas exploration and production company. From 1990 to 1995, Mr. Tholen served in various capacities at Cabot Oil and Gas Corporation, including Treasurer. Mr. Tholen holds a B.S. degree from St. John’s University and an M.B.A. degree from the University of Denver.
     Kerry R. Brittain has served as our Senior Vice President, General Counsel and Corporate Secretary since June 1, 2003 and our Vice President, General Counsel and Corporate Secretary from July 15, 2002 to May 31, 2003. From April 2001 until July 2002, Mr. Brittain was the General Counsel for two technology companies owned by Union Pacific Corporation. Prior to that, Mr. Brittain spent over 24 years with Union Pacific Resources Company in increasingly senior positions, including Vice President, General Counsel and Corporate Secretary. Mr. Brittain earned both his B.A. and J.D. with honors from the University of Wyoming.
     Byron A. Dunn has served as our Senior Vice President, Corporate Development since September 26, 2005. Mr. Dunn previously served on Harvest’s Board of Directors and was a member of the Audit and Compensation committees. From 2003 through 2005, Mr. Dunn was with National Oilwell, Inc., as Vice President, Corporate Business Development. In that capacity he chaired the National Oilwell/Varco integration team, served as President of Eastern Hemisphere Rig Solutions, and Chairman of the Board of TTS Marine ASA, a Bergen Norway ship’s equipment manufacturer. From 1997 to 2003, Mr. Dunn held increasingly responsible roles in UBS global energy and power investment banking group. Earlier in his career, Mr. Dunn was Manager of Upstream Business Development and Acquisitions for Phibro Energy and production and reservoir engineer for Chevron USA. Mr. Dunn holds a Bachelor of Science degree in Chemical Engineering from the Illinois Institute of Technology, a Master of Business Administration degree with a specialization in finance from the University of Chicago, and is a Chartered Financial Analyst. Mr. Dunn is a member of the Board of Directors of Citizens National Bank.
     Kurt A. Nelson has served as Vice President, Controller of the Company since November 2001. From September 2000 until November 2001 Mr. Nelson was Manager, Operations Analysis for Anadarko Petroleum Corporation. Prior to his time with Anadarko, Mr. Nelson spent one year consulting, then 19 years with The Louisiana Land and Exploration Company and its successor Burlington Resources, Inc. (oil and gas exploration and production companies), holding various positions, including Manager, Business Development. Mr. Nelson holds a B.B.A. degree in Business Administration from the University of Houston and is a Certified Public Accountant.

          Karl L. Nesselrode has served as Vice President, Engineering and Business Development of the Company since November 17, 2003. From February 2002 until November 2003, Mr. Nesselrode was President of Reserve Insights, LLC, a strategy and management consulting company for oil and gas. He was employed with Anadarko Petroleum Corporation as Manager Minerals and Special Projects from July 2000 to February 2002. Mr. Nesselrode served in various managerial positions with Union Pacific Resources Company from August 1979 to July 2000. Mr. Nesselrode earned a Bachelor of Science in Petroleum Engineering from the University of Tulsa in 1979 and completed Harvard Business School Program for Management Development in 1995.
COMPENSATION DISCUSSION & ANALYSIS
Compensation Objectives
          Our business strategy is primarily focused on the acquisition and development of previously discovered oil and gas fields with low geologic risk in countries with economic constraints. While our strategy does not focus on unexplored areas, we will consider appropriate exploration investments on an opportunistic basis.
          Our business strategy calls for the acquisition and/or development of assets in a number of countries in order to diversify our asset base and reduce the overall risk of our international investment portfolio. We prefer to enter target markets at an early stage and partner with local companies to establish a presence in our target areas of operation and facilitate stronger relationships with local government and markets. We seek operational and financial control of major decisions for development, production, staffing and financing for each project to ensure maximum returns on investment.
          To succeed at executing this strategy, we require a diverse and seasoned management team with extensive international operating experience, transactional abilities, and established international relationships to assist with the acquisition of our target properties and management of resulting assets in challenging environments. As a publicly-held U.S. entity, we also require an experienced management team with the knowledge and commitment to good governance. In our Annual Report on Form 10-K for the year ended 2006, we discuss our current operating environment in detail.
Compensation Philosophy
          Our compensation philosophy is to attract and retain uniquely qualified executive talent that will position us for continued growth consistent with our strategy. Our compensation objectives are to:
•	Offer total compensation that is competitive with selected internationally focused energy related companies with which we compete for executive talent;

•	Provide annual cash incentive awards that take into account performance factors weighted by corporate and business goals; and

•	Align the interests of executive officers and directors with stockholder value creation by providing significant equity based long-term incentives.
          The Human Resources Committee (the “Committee”) of the Board of Directors oversees the development and execution of our compensation philosophy and objectives. The Committee determines compensation for the named executive officers, both short-term and long-term cash compensation and non-cash compensation and submits those determinations to the Board for approval. The Committee is comprised of four independent, non-executive directors who meet as often as needed, but no less than quarterly.
Setting Executive Compensation
          In conjunction with the CEO’s recommendations on base salary, annual cash incentive rewards and long-term incentives, the Committee establishes executive compensation based on its review of executive performance, compensation history and information on compensation levels at comparable companies. In 2006, Towers Perrin, an outside compensation consulting firm retained by the Committee, prepared this review of comparative data for base salary, annual incentive awards and long-term compensation. The consultant conducted a survey adjusted to reflect our annual revenue size and analyzed the proxy filings of a peer group consisting of ten small to medium sized, publicly traded energy industry companies. The peer group consisted of Pioneer Natural Resources, Newfield Exploration, Pogo Producing, Noble Energy, Houston Exploration, Stone Energy, Swift Energy, Berry Petroleum, Spinnaker Exploration and Clayton Williams Energy.
     Each year, the Committee reviews the composition of the peer group and reviews the compensation paid at these companies, as well as their corporate performance and other comparative factors in determining the appropriate compensation levels for our executives. The Committee recognizes that no company in our peer group shares our unique risk profile and therefore uses the peer group data more as a general guideline rather than a strict determinate in setting executive compensation.
     In December 2006, the Committee, as part of its periodic review of our compensation program, retained a new compensation consultant for 2007. Our new consultant is Stone Partners. In February 2007, Stone Partners completed an extensive review of our compensation program with a focus on 1) determining an appropriate benchmarking approach and new peer group and 2) aligning our compensation philosophy with our unique strategic business objectives, particularly with respect to long-term incentives.
Executive Compensation Components
     Our compensation components are designed to reward named executive officers contributions while taking into account our unique operating situation, how that situation is managed and our strategy. Some of the factors we consider in compensating our executives are individual experience and skill sets that are unique from more traditional domestic oil and gas companies, and strong international energy industry experience. It is essential to our business strategy that we recruit and retain executives that understand the risk and complexity of our international focus and unique business strategy. Many of our executive officers are mid-to-late career executives who have worked for larger energy companies and have come to Harvest for the challenge and reward of working for a small, entrepreneurial organization.
     The principal components of compensation for named executive officers in 2006 were:
•	Base salary;

•	Performance based annual incentive awards;

•	Long-term incentive compensation;

•	Individual performance awards; and

•	Personal benefits.
Base Salary
     We provide named executive officers with base salary to compensate them for services rendered during the fiscal year. Base salary is paid in cash and reviewed annually by the Committee. Individual base salaries and annual increases, if any, are determined based on an evaluation of Company performance, the individual’s experience and performance, compensation surveys of other energy companies and peer group data. We are smaller than other international companies, and size can be a significant predictor of compensation. This creates a lack of comparability with other companies that makes it difficult to pick a single point for targeting cash compensation. The Committee targets base salary that falls between the fiftieth and seventy-fifth percentile of named executive officers in comparable companies, with variation by individual executives. None of the named executive officers received base salary increases in 2006.
Performance-Based Incentive Awards
     The Committee has the discretion to select the particular indicators of performance used in determining cash incentive awards subject to corporate and individual performance goals. Such indicators may vary between different awards. The awards can be based solely on our performance or based upon comparisons of performance measures relative to our peer group. Our Annual Report on Form 10-K for the year ended 2006 describes in detail the adverse effects of the actions of the Venezuelan government on our revenues and ability to grow production from our Venezuelan operations. Our operations in Venezuela account for 100% of our revenue, yet since early 2005, we have not been allowed to conduct our drilling program and since April 2006, we have been operating without a contractual means recognized by the Venezuelan government to address revenues or expenses. Given this situation, the Committee has considered more qualitative performance measures for 2006 to determine cash incentive awards instead of the historically used quantitative results such as production and economic performance. Qualitative measures that incentive awards were based upon for 2006 include:
•	Maintaining leadership in the migration and conversion to the new mixed company in Venezuela and resolution of Venezuelan tax claims;

•	Building on our business development and corporate development capability and capacity and increasing target regions and countries;

•	Strengthening the leadership of the Venezuelan affiliate and Russian representative office; and

•	Building on our technical evaluation capabilities.
     Target award levels for annual incentives are set at 100% of base salary for the CEO and 50% of base salary for other named executive officers. Under guidelines set by the Committee, cash incentive awards may not exceed two times the established target award. The annual cash incentive for named executive officers takes into account data provided by the independent compensation consultant to the Committee, published and private compensation surveys for energy companies and analysis of proxy data of peer group companies.
Long-Term Incentive Compensation
     Our long-term incentive plans approved by our stockholders in 2004 and 2006 (“LTIPs”) provide incentive opportunities for named executive officers to align their personal financial interest with our stockholders. The LTIPs include provisions for stock options, SARs, restricted stock and cash awards based on achieving established indicators of performance. We believe in offering a balanced compensation portfolio of long-term incentives with emphasis on those creating the strongest link to long-term company performance. Stock options and restricted stock awards provide a significant benefit to attract and retain key employees while affording such employees a compelling level of participation in the future value created for the benefit of our stockholders. Our policy on stock option distribution is focused on determining the right mix of retention and ownership requirements to drive and motivate behavior consistent with long-term interests of stockholders. The Committee is the administrator of our long-term incentive compensation plans and, subject to Board approval, has full power to determine the size of awards to our executives, determine the terms and conditions of grants in a manner consistent with the long term incentive plans, and amend the terms and conditions of any outstanding award. As of December 31, 2006, the total shares available for grant as options under the long-term incentive plans approved by our stockholders in 2001, 2004 and 2006 were as follows:

2006 Long Term Incentive Plan	1,643,500
Remaining Options under 2004 Long Term Incentive Plan	43,107
Remaining Options under 2001 Long Term Incentive Plan	333

Total available for grant as options (1)	1,686,940

Total available for grants as restricted stock (2)	329,107

(1)	Under the 2006 LTIP and 2004 LTIP, all authorized shares may be granted as stock options.

(2)	Under the 2004 LTIP, no more than 438,000 shares may be granted as restricted stock.
     A study commissioned by the Committee disclosed that over 90% of all energy companies and 100% of our proxy peer group use stock option programs. We believe that for our size and the make up of our executive team, stock awards are an important factor in attracting and retaining these individuals.
     The LTIPs state that the price at which shares of stock may be purchased under an option shall not be less than 100% of the fair market value of the stock on the date the option is granted. The period during which an option may be exercised shall be determined by the Committee, provided that such period will not be longer than ten years from the date on which the option is granted. Also, the date on which an option shall vest and may be exercised during the term of the option shall be determined by the Committee and may vary from option to option, provided that no more than one-third of the shares subject to an option may vest in any one year. The 2006 LTIP provides that no employee, consultant or director shall be awarded options or SARs covering more than 900,000 shares for each type of award, and no more than 175,000 shares of restricted stock during any period of three consecutive calendar years. Unless an employee’s stock option agreement provides otherwise, all options shall terminate and can no longer be exercised upon the optionee’s termination for cause. Without stockholder approval, LTIPs may not be amended by the Board to increase the number of shares available, re-price or re-grant options, change exercise price requirements or make other material changes.
     The CEO presents to the Committee recommendations as to proposed individual stock awards. Grants for named executive officers recommended by the Committee must be submitted to the Board for approval. The Committee has developed guidelines for the timing and pricing of stock awards. Under these guidelines, stock options and restricted stock will ordinarily be granted once each calendar year on a predetermined date or at the effective date of a new hire or promotion, but not within six months of a previous award to the same individual. Absent exigent circumstances approved by the Committee on a case-by-case basis, the price of options under an annual grant and the date of an annual restricted stock award issued will be set on the date of the first regularly scheduled Board of Director’s meeting of the year. The price of options and the date of a restricted stock award issued to a new employee will be set on the employee’s effective start date. The price of options and the date of a restricted stock award issued to an employee as a result of a promotion will be set on the effective date of that promotion. Pricing of all options will be based on the fair market value on the grant date. Under no circumstances will the grant date be set retroactively.
     The Board has adopted stock retention guidelines as an additional means to promote ownership and retention of stock in Harvest by officers and directors. The guidelines apply to any award of restricted stock or options to purchase Harvest stock granted to executives and directors after February 2004. Under the guidelines, at least 50% of the shares of restricted stock (on an after tax basis) must be retained by an officer or director for at least three years after the restriction lapses. Also, at least 50% of the net shares of stock (on an after tax basis) received through the exercise of an option or stock appreciation right must be retained by an officer or director for at least three years after the option lapses.
     For the 2007 long-term incentive awards, Stone Partners suggested the Committee take on a more aggressive long-term incentive award structure. We face significant uncertainties and challenges over the next two to three years. Our ability to attract and retain highly skilled and experienced executives is critical to our long-term success. To achieve this, significant financial reward opportunities must exist in the form of long-term equity participation. An “in market” base salary and annual bonus award will not be sufficient in and of itself to attract and retain the executives needed at this point in our business. As a result, the Committee, working closely with Stone Partners, made recommendations to the Board to change our approach for 2007 to awarding long-term incentives. The Board approved the following changes: 1) target above market award levels and “front end” load options awards over the next two years, with these options vesting ratably over five years and an expiration term of seven years and 2) significantly increase the use of restricted stock on an annual basis, cliff vesting after three years from the date of award.
     The Committee believes that this aggressive long-term incentive award structure will create wealth building opportunities as our stock price increases to reflect successes in achieving our business objectives and, further, will provide an effective attraction and retention vehicle for us.
Individual Performance Awards
     The Committee may grant individual performance awards to eligible employees from time to time. One-time bonus awards for individual recognition may be given at the discretion of the Committee. These may be given in the form of cash, stock or a combination of both to recognize singular achievements or significant accomplishments particularly critical to our success. Performance awards are based upon achieving established indicators of performance over a set period of time but not less than one year. The 2006 LTIP states that no employee or consultant shall be granted performance awards during a calendar year that could result in a cash payment of more than $5 million. In 2002, we awarded cash and restricted stock to certain named executive officers for performances related to the sale of our Russian company, Arctic Gas. There have been no performance awards granted since then.
Personal Benefits
     The Benefits Plan available to named executive officers is available to all employees beginning on the first month following the date of full employment. We pay 100% of all premiums for the following benefits for employees and their eligible dependents:
•	All employees are entitled to an annual maximum medical benefit up to $1.0 million, with an annual out-of-pocket deductible of $1,000, coinsurance of 80%, and preventative insurance of 100% subject to annual limits.

•	Life and accidental death and dismemberment (“AD&D”) insurance equal to two times annual salary with a minimum of $200,000 and a cap of $300,000 (or $400,000 with evidence of insurability), and additional coverage equal to five times annual salary ($1.0 million maximum) while traveling outside their home country on company business.

•	Long-term disability benefits of a monthly benefit of 60% of base salary up to a maximum of $10,000 per month.

•	Participation in our Statutory Profit Sharing Plan 401(k). Eligibility is effective at the date of hire. We use a safe harbor matching formula for Company contributions (dollar for dollar match up to 3% of pay; $0.50 for every dollar on the next 2% of pay subject to the statutory maximum). Participant and Company contributions are 100% vested from the date of contribution. At termination of employment, employees are eligible to receive their account balance in a lump sum.

•	All employees and their dependents are entitled to annual dental and vision care benefits of $1,500 and $250, respectively, per employee and dependent.
We do not offer a pension plan or non-qualified deferred compensation plan for executives or employees. In 2006 we did not offer perquisites to named executive officers or other employees.
Tax and Accounting Implications of Executive Compensation
Deductibility of Executive Compensation
     As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986 which imposes a limit of $1.0 million, unless compensation is performance based, on the amount that a publicly-held corporation may deduct in any year for the compensation paid or accrued with respect to its named executive officers. None of our executive officers currently receives compensation exceeding the limits imposed by Section 162(m). While we cannot predict with certainty how executive compensation might be affected in the future by the Section 162(m) or applicable tax regulations issued, we intend to preserve the tax deductibility of all executive compensation while maintaining our executive compensation program as described in this discussion and analysis.
Accounting for Stock-Based Compensation
     For all employee awards granted, modified or settled after October 1, 2005, we account for stock-based payments in accordance with the requirements of SFAS 123R.
Financial Restatements
     Our Board has not adopted a formal policy regarding the effects of a financial restatement on prior awards of compensation.
Employment Agreements
     We have entered into Executive Employee Agreements with Messrs. Edmiston, Tholen, Brittain, Dunn, Nesselrode and Nelson. The contracts have an initial term which automatically extends for one year upon each anniversary unless a one-year notice not to extend is given by the executive. The current term of the employment agreements is through May 31, 2008.
     Under the terms of the Executive Employment Agreement for Mr. Edmiston, if his employment is terminated by us without cause or notice, or he terminates for good reason, then he is entitled to:
•	A lump sum amount equal to three years base salary;

•	An amount equal to three years of the maximum annual employer contribution made under our 401(k) plan;

•	Vesting of all stock options;

•	Vesting of restricted stock awards as if he remained an employee; and

•	Reimbursement of outplacement services.
     In exchange for these benefits, Mr. Edmiston has agreed to restrictions on his ability to compete with us for two years after termination of employment.
     Under the terms of each Executive Employment Agreement for the other named executive officers, if his employment is terminated by us without cause or notice, or he terminates for good reason, then he is entitled to:
•	A lump sum amount equal to two years base salary;

•	An amount equal to two years of the maximum annual employer contribution made under our 401(k) plan;

•	Vesting of all stock options;

•	Vesting of restricted stock awards as if he remained an employee; and

•	Reimbursement of outplacement services.
     In exchange for these benefits, the named executive officers have each agreed to restrictions on their ability to compete with us for two years after termination of employment.
     The Committee believes that the termination payment of these employment agreements is necessary to attract and retain the executives necessary to our business. However, the Committee also believes that the termination payments should not be guaranteed. Accordingly, a termination payment will not be paid if a termination occurs after notice and lapse of the notice period to terminate the employment agreement. Also a termination payment will not be made if an executive resigns other than for good reason. Good reason under the employment contracts includes: (1) a material breach of the employment agreement by the Company; (2) failure to maintain or reelect the executive to his position; (3) a significant reduction of the executive’s duties, position or responsibilities; (4) a substantial reduction, without good business reasons, of the facilities and perquisites available to the executive; (5) a reduction by the Company of the executive’s monthly base salary; (6) the Company fails to continue the executive’s participation in any bonus, incentive, profit sharing, performance, savings, retirement or pension policy, plan, program or arrangement on substantially the same or better basis relative to other participants; or (7) the relocation of the executive more than fifty miles from the location of the Company’s principal office.
Change of Control
     Since it is in our best interest to retain named executive officers during uncertain times who will act in the best interests of the stockholders without concern for personal outcome, our Executive Employment Agreements provide benefits in the event of loss of employment for employees in good standing due to a change of control. Change of control is defined as the acquisition of 50% or more of the voting stock of Harvest, the cessation of the incumbent board to constitute a majority of the board, or the reorganization, merger, or sale of Harvest or a disposition of at least 50% of the assets of Harvest where Harvest is not the surviving entity.
     The CEO’s change of control benefits provide that upon occurrence of a change of control and the termination of the CEO without cause or he terminates for good reason, he will be entitled to:
•	A lump sum amount equal to three years base salary;

•	An amount equal to three years of the maximum annual employer contribution made under our 401(k) plan;

•	A lump sum amount equal to three times the amount of his highest annual bonus over the past three years;

•	Continuation of accident, life, disability, dental and health benefits for three years;

•	Excise tax reimbursement and gross up on the reimbursement;

•	Vesting of all stock options;

•	Vesting of restricted stock awards as if he remained an employee; and

•	Reimbursement of outplacement services.
     Change of control benefits for each of the other named executive officers provides that upon occurrence of a change of control and his termination without cause or the executive officer terminates for good reason, the executive officer will be entitled to:
•	A lump sum amount equal to two years base salary;

•	An amount equal to two years of the maximum annual employer contribution made under our 401(k) plan;

•	A lump sum amount equal to two times the amount of his highest annual bonus over the past three years;

•	Continuation of accident, life, disability, dental and health benefits for two years;

•	Excise tax reimbursement and gross up on the reimbursement;

•	Vesting of all stock options;

•	Vesting of restricted stock awards as if he remained an employee; and

•	Reimbursement of outplacement services.
     The change of control benefits in the employment agreements contain a double trigger in that both a change of control must occur and the executive must be terminated without cause or resign for good reason within a specified period of time after the change of control. The Committee believes that the double trigger avoids unnecessarily rewarding an executive when a change of control occurs and the executive’s status is not changed as a result. However, because of the significant uncertainty that can arise during a period of a potential or actual change of control, the Committee has provided greater benefits to the executive in the event of a termination resulting from a change of control.

HUMAN RESOURCES COMMITTEE REPORT
     The Human Resources Committee has reviewed and discussed with management the Compensation Discussion and Analysis filed in this document. Based on such review and discussions, the Human Resources Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
H. H. Hardee, Committee Chairman
Stephen D. Chesebro’
John U. Clarke
J. Michael Stinson

COMPENSATION OF EXECUTIVE OFFICERS
Summary Compensation Table
The following table sets forth the cash and other compensation we paid in 2006 to the named executive officers.

						Non-Equity
						Incentive
Name & Principal				Stock	Option	Plan	All Other
Position	Year	Salary	Bonus	Awards(1)	Awards(2)	Compensation	Compensation		Total

James A. Edmiston	2006	$370,000	$330,000	$67,690	$489,378		$9,284	(3)	$1,267,229
President and							877	(8)
Chief Executive Officer

Steven W. Tholen Senior Vice President, Chief Financial Officer	2006	250,000	110,000	29,010	217,504		10,711	(4)	617,225

Kerry R. Brittain Senior Vice President, General Counsel	2006	245,000	175,000	48,350	380,626		11,733	(5)	860,709

Byron A. Dunn Senior Vice President, Corporate Development	2006	200,000	50,000	48,350	299,068		9,542	(6)	606,960

Kurt A. Nelson	2006	170,000	100,000	29,010	108,752		9,542	(6)	417,304
Vice President –								(7)
Controller

Karl L. Nesselrode Vice President – Engineering and Business Development	2006	170,000	100,000	48,350	217,504		9,284	(3)	545,138

Notes:

(1)	In the case of each named executive officer, Stock Awards values, calculated in accordance with SFAS 123R, are the amounts to be recorded in the financial statements as stock-based compensation over the vesting period with respect to awards of time-vesting restricted stock (“restricted stock”). None of the named executive officers forfeited any stock awards in 2006; therefore, these amounts do not reflect any reduction for estimated forfeiture related to service-based vesting conditions. For a complete discussion of the assumptions used in valuation of stock-based awards under SFAS 123R (other than with regard to estimated forfeiture related to service-based vesting conditions, which differs as described above), see Notes to the Consolidated Financial Statements Note 5 – Stock Options and Stock Purchase Plans in our Annual Report on Form 10-K for the year ended 2006. See “Grants of Plan-Based Awards” below for additional information regarding the grants of restricted stock in 2006.

(2)	Harvest uses the Black-Scholes option pricing model to determine the value of each option grant on the date of grant. Harvest does not advocate or necessarily agree that the Black-Scholes option pricing module can properly determine the value of an option. Calculations for the named executive officers are based on a weighted average expected life of seven years, expected volatility of 52.5%-53.3%, risk free interest rate of 4.63%-5.33%, expected dividend yield of 0% and expected annual forfeitures of 3% for stock options and 0% for restricted stock.

(3)	Includes $484 of Company paid group term life insurance premiums and $8,800 in Company 401(k) match.

(4)	Includes $1,911 of Company paid group term life insurance premiums and $8,800 in Company 401(k) match.

(5)	Includes $2,933 of Company paid group term life insurance premiums and $8,800 in Company 401(k) match.

(6)	Includes $742 of Company paid group term life insurance premiums and $8,800 in Company 401(k) match.

(7)	Bonus amount includes $25,000 payment related to execution of a new employment agreement.

(8)	Spouse airfare.

Grants of Plan-Based Awards
     The Committee administers the Plan Based Awards and has full power to determine the size and types of performance awards and grants of options, SARs, and restricted stock to the executives and present the determinations to the Board for approval. It also determines the terms and conditions of such awards in a manner consistent with the applicable LTIP. Under the LTIPs, the Committee’s administrative authority is limited by approvals and authority the Board of Directors has reserved to itself. The Committee has the discretion to select the particular indicators of performance to be utilized in determining the awards. It can set indicators of performance solely by reference to the performance of a subsidiary or based upon comparisons of any of the performance measures relative to other companies, and include or exclude the impact of any event or occurrence which the Committee determines to be extraordinary, unusual in nature, and/or infrequent in occurrence.
     The following table shows information concerning options to purchase Common Stock granted to each of the named executive officers during 2006.

											Grant
											Date
								All Other	All Other		Fair
								Stock	Option		Value
								Awards:	Awards:		Of
		Estimated Future Payouts			Estimated Future Payouts			Number of	Number of	Base	Stock
		Under Non-Equity			Under Equity Incentive			Shares of	Securities	Price of	and
		Incentive Plan Awards(1)			Plan Awards(1)			Stock	Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options (3)	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)
James A.	3/2/2006							10,000 (2)	90,000	$9.605	$489,378
Edmiston	3/2/2006							7,000		$9.605	$67,235

Steven W. Tholen	3/2/2006							3,000	40,000	$9.605	$246,319

Kerry R. Brittain	3/2/2006							5,000	70,000	$9.605	$428,651

Byron A. Dunn	3/2/2006							5,000	55,000	$9.605	$347,093

Kurt A. Nelson	3/2/2006							3,000	20,000	$9.605	$137,567

Karl L. Nesselrode	3/2/2006							5,000	40,000	$9.605	$265,529

Notes:

(1)	There are no thresholds, targets, or maximums for the performance based incentive awards.

(2)	A stock unit is a right to receive on the payment date, after vesting, a cash amount equal to the excess of (a) the fair market value of one share of our stock one day before the payment date over (b) 100 percent of the fair market value of one share of our stock on the grant date. The stock unit award vests one-third each year beginning one year from grant date. All stock units lapse 10 years from date of grant. Mr. Edmiston’s stock units were granted March 2, 2006 when the fair market value of one share of our stock was $9.605.

(3)	Except as otherwise noted, all options vest 1/3 each over a three year period. We granted options representing 557,500 shares to employees in 2006.

Outstanding Equity Awards at Fiscal Year End
     The following table summarizes the outstanding equity award holdings held by our named executive officers.

Name	Option Awards					Stock Awards
							Market	Equity	Equity
			Equity				Value of	Incentive	Incentive
			Incentive			Number	Shares or	Plan Awards:	Plan Awards:
			Plan			of Shares	Units of	Number of	Market or
			Number of			Or Units	Stock	Unearned	Payout Value
	Number of Securities		Securities			of Stock	That	Shares, Units	of Unearned
	Underlying		Underlying			That	Have	or Other	Shares, Units
	Unexercised		Unexercised	Option		Have	Not	Rights	Or Other Rights
	Options		Unearned	Exercise	Option	Not	Vested	That Have	That Have
	(#)		Options	Price	Expiration	Vested	(1)(2)	Not Vested	Not Vested
	Exercisable	Unexercisable	(#)	($)	(Date)	(#)	($)	(#)	($)
James A. Edmiston	66,667	33,333		$13.585	9/1/2014	20,000	$214,000
	25,000	50,000		$12.795	3/4/2015	7,500	80,250
			85,000 (3)	$10.800	9/15/2015		—
			165,000 (3)	$10.800	9/15/2015		—
			250,000 (4)	$10.800	9/15/2015		—
		17,000		$9.605	3/2/2016	7,000	74,900
		73,000		$9.605	3/2/2016		—
		10,000		$9.605	3/2/2016		—
Steven W. Tholen	150,000			$1.625	1/2/2010		—
	60,000			$2.070	5/3/2010		—
	140,000			$1.660	7/30/2010		—
	20,000			$6.100	2/20/2013		—
	13,000	6,500		$13.010	5/26/2014	4,800	51,360
	11,667	23,333		$12.795	3/4/2015	3,500	37,450
		40,000		$9.605	3/2/2016	3,000	32,100
Kerry R. Brittain	75,000			$4.800	7/15/2012
	40,000			$6.100	2/20/2013
	13,000	6,500		$13.010	5/26/2014	4,800	51,360
	11,667	23,333		$12.795	3/4/2015	3,500	37,450
		70,000		$9.605	3/2/2016	5,000	53,500
Byron A. Dunn			225,000 (5)	$10.905	9/25/2015		—
		55,000		$9.605	3/2/2016	5,000	53,500
Kurt A. Nelson	50,000			$1.550	11/14/2011		—
	20,000			$6.100	2/20/2013		—
	5,333	2,667		$13.010	5/26/2014	2,000	21,400
	3,334	6,666		$12.795	3/4/2015	1,000	10,700
		20,000		$9.605	3/2/2016	3,000	32,100
Karl L. Nesselrode	36,000			$7.100	11/17/2013		—
	5,333	2,667		$13.010	5/26/2014	2,000	21,400
	6,667	13,333		$12.795	3/4/2015	2,000	21,400
		40,000		$9.605	3/2/2016	5,000	53,500

(1)	The market value of shares is based upon the average of the high and low market prices on December 31, 2006, which was $10.70.

(2)	The market value of units of stock is based upon the difference between the grant price and $10.70, the average of the high and low market prices on December 31, 2006.

(3)	These options vest 1/3 on the last to occur of September 15, 2006 and the date on which the average of the stock price for 10 consecutive trading days is greater than $20 per share. Vesting of 1/3 on September 15, 2007 and 2008 is subject to the same $20 per share condition.

(4)	This stock unit is a right to receive, after vesting, a cash amount equal to the difference between the closing price of the stock on September 15, 2005 and the price of the stock on the date the payment is distributed. Vesting is 1/3 on the last to occur of September 15,

2006 and the date on which the average of the stock price for 10 consecutive trading days is greater than $25 per share. Vesting of 1/3 on September 15, 2007 and 2008 is subject to the same $25 per share condition.

(5)	These options vest 1/3 on the last to occur of September 25, 2006 and the average of the stock price for 10 consecutive trading days is greater than $20 per share. Vesting of 1/3 on September 25, 2007 and 2008 is subject to the same $20 per share condition.
Options Exercised and Stock Vested
     The following table provides information regarding the exercise of stock options during 2006 by the named executive officers.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
Name	Exercise	Exercise	Vesting	Vesting

James A. Edmiston

Steven W. Tholen

Kerry R. Brittain

Byron A. Dunn			13,300 (1)	$181,678

Karl L. Nesselrode

Kurt A. Nelson

Notes:

(1)	The Committee voted to amend the restricted stock agreements entered into with all non-employee directors of the Company in 2004 and 2005 under the 2004 Long Term Incentive Plan to make the restriction period lapse on May 18, 2006. The stock certificates representing the shares covered by the agreements were delivered to each of the affected non-employee directors. As a result, Byron Dunn, who was a non-employee director of the Company at the time the restricted stock agreements were approved, was delivered certificates representing 13,300 shares of restricted stock in 2006. These shares represented 10,300 shares granted to him in 2004 and 3,000 shares granted in 2005. There were no other stock options exercised or stock award certificates issued during 2006.

Potential Payments under Termination or Change of Control
     The tables below reflect the additional compensation to the named executive officers of the Company under the terms of his Executive Employment Agreement in the event of termination without cause or without proper notice, termination for disability or death, or a termination following change of control. See Compensation Discussion and Analysis — Employment Agreements and Change of Control above for a description of the terms of the Executive Employment Agreements. The amounts shown in the tables assume that such termination was effective as of December 31, 2006, and thus include estimated amounts earned through that date which would be paid out to the executives. The actual amounts can only be determined at the time of separation from the Company.
Potential Payments Upon Termination without Cause or without Proper Notice
     The following table sets forth the potential payments due to each named executive officer assuming the executive’s employment was terminated by us without cause or without notice given at least one year prior to termination date.

					Excise
			Stock	Restricted	Tax and	Outplacement	Company	Insurance
Name	Salary	Bonus	Options (1)	Stock (2)	Gross Up	Costs	401(k) Plan	Benefits
James A. Edmiston	$1,110,000	0	$102,500	$366,735	No	$20,000	$26,400	0
Steven W. Tholen	500,000	0	41,000	120,119	No	20,000	17,600	0
Kerry R. Brittain	490,000	0	71,750	141,379	No	20,000	17,600	0
Byron A. Dunn	400,000	0	56,375	53,150	No	20,000	17,600	0
Karl L. Nesselrode	340,000	0	41,000	95,670	No	20,000	17,600	0
Kurt A. Nelson	340,000	0	20,500	63,780	No	20,000	17,600	0

Notes:

(1)	This is the value of unvested options as of December 31, 2006, based upon the difference between the grant price and $10.63, the closing price on December 31, 2006.

(2)	This is the market value of the restricted stock as of December 31, 2006. Under the Executive Employee Agreements, the restriction period on restricted shares of stock granted by the Company to each executive will continue and will lapse as if the executive has continued in as an employee of the Company.
Potential Payments Upon Termination For Disability or Death
     The following table sets forth the potential payments due to each named executive officer assuming the executive is terminated due to disability, or to the executive’s estate upon his death, at December 31, 2006.

					Excise
			Stock	Restricted	Tax and	Outplacement	Company	Insurance
Name	Salary	Bonus	Options (1)	Stock (2)	Gross Up	Costs	401(k) Plan	Benefits
James A. Edmiston	$1,110,000	0	$102,500	$366,735	No	0	$26,400	0
Steven W. Tholen	500,000	0	41,000	120,119	No	0	17,600	0
Kerry R. Brittain	490,000	0	71,750	141,379	No	0	17,600	0
Byron A. Dunn	400,000	0	56,375	53,150	No	0	17,600	0
Karl L. Nesselrode	340,000	0	41,000	95,670	No	0	17,600	0
Kurt A. Nelson	340,000	0	20,500	63,780	No	0	17,600	0

Notes:

(1)	This is the value of unvested options as of December 31, 2006, based upon the difference between the grant price and $10.63, the closing price on December 31, 2006.

(2)	This is the market value of the restricted stock as of December 31, 2006. Under the Executive Employee Agreements, the restriction period on restricted shares of stock granted by the Company to each executive will continue and will lapse as if the executive has continued in as an employee of the Company.

Potential Payments Upon Termination Following Change of Control
     The following table sets forth the potential payments due to each named executive officer assuming the executive’s employment was terminated or he resigns for good reason after a change of control at December 31, 2006.

					Excise
			Stock	Restricted	Tax and	Outplacement	Company	Insurance
Name	Salary	Bonus	Options (1)	Stock (2)	Gross Up	Costs	401(k) Plan	Benefits
James A. Edmiston	$1,110,000	$1,110,000	$102,500	$366,735	$610,228	$20,000	$26,400	$74,988
Steven W. Tholen	500,000	250,000	41,000	120,119	—	20,000	17,600	49,992
Kerry R. Brittain	490,000	350,000	71,750	141,379	—	20,000	17,600	29,952
Byron A. Dunn	400,000	200,000	56,375	53,150	178,226	20,000	17,600	49,992
Karl L. Nesselrode	340,000	200,000	41,000	95,670	142,111	20,000	17,600	49,992
Kurt A. Nelson	340,000	170,000	20,500	63,780	—	20,000	17,600	29,952

Notes:

(1)	This is the value of unvested options as of December 31, 2006, based upon the difference between the grant price and $10.63, the closing price on December 31, 2006.

(2)	This is the market value of the restricted stock as of December 31, 2006. Under the Executive Employee Agreements, the restriction period on restricted shares of stock granted by the Company to each executive will continue and will lapse as if the executive has continued in as an employee of the Company.

STOCK OWNERSHIP
Directors and Executive Officers
     The following table shows the amount of common stock of Harvest beneficially owned (unless otherwise indicated) by Harvest’s directors and nominees for director, each named executive officer and the directors and executive officers of Harvest as a group. Except as otherwise indicated, all information is as of March 28, 2007.
     The number of shares beneficially owned by each director or executive officer is determined under rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after March 28, 2007 through the exercise of stock options or other rights. Unless otherwise indicated, each person has sole investment and voting power (or shares such powers with his spouse) with respect to the shares set forth in the following table.

	Amount and Nature of
	Beneficial Ownership
		Shares
	Number of Shares	Acquirable	Total	Percent of
	Beneficially	Within	Beneficial	Shares
Name of Beneficial Owner	Owned(1)	60 Days	Ownership	Outstanding(2)
James A. Edmiston	110,650	146,667	257,317	*
Steven W. Tholen	212,635	426,167	638,802	1.7%
Kerry R. Brittain	16,800	181,167	197,967	*
Byron A. Dunn	35,000	26,667	61,667	*
Kurt A. Nelson	33,500	91,333	124,833	*
Karl L. Nesselrode	34,860	70,666	105,526	*
Stephen D. Chesebro’	180,854	95,000	275,854	*
John U. Clarke	90,454	70,000	160,454	*
H. H. Hardee	101,000	70,000	171,000	*
Patrick M. Murray	140,854	10,000	150,854	*
J. Michael Stinson	17,000	5,000	22,000	*

All current directors and executive officers as a group of eleven persons	973,607	1,192,667	2,166,274	5.6	%(3)

*	Represents less than 1% of the Company’s outstanding common stock.

(1)	This number does not include common stock which the directors or officers of the Company have a right to acquire within 60 days of March 28, 2007.

(2)	Percentages are based upon 37,537,523 shares of common stock outstanding on March 28, 2007.

(3)	Percentage should be calculated assuming that the vested options have been exercised by the individual for whom the percent is being calculated.

Certain Beneficial Owners
     The following table shows the amount of Harvest common stock beneficially owned by any person or group that is the direct or beneficial owner of more than 5% of Harvest’s common stock as of March 28, 2007.

	Aggregate Number	Percent of
	of Shares	Shares
Name and Address	Beneficially Owned(1)	Outstanding(2)
Pabrai (Mohnish)(3) 114 Pacifica, Suite 240 Irvine, CA 92618-3321	3,479,603	9.27

Cumberland Associates, L.L.C.(4) 1114 Avenue of the Americas New York, NY 10036	3,043,300	8.11

Dimensional Fund Advisors, Inc.(5) 1299 Ocean Avenue Santa Monica, CA 90401	2,878,625	7.67

Barclays Global Investors, NA(6) 45 Fremont Street, 17th Floor San Francisco, CA 94105	2,449,128	6.52

(1)	The stockholder has sole voting and dispositive power over the shares indicated unless otherwise disclosed.

(2)	The percentage of common stock is based upon information provided by the New York Stock Exchange on March 28, 2007.

(3)	The address and aggregate number of shares beneficially owned by Pabrai (Mohnish) are based upon a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2007.

(4)	The address and aggregate number of shares beneficially owned by Cumberland Associates, L.L.C. are based upon a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2007.

(5)	The address and aggregate number of shares beneficially owned by Dimensional Fund Advisors, Inc. are based upon a Schedule 13G/A filed with the Securities and Exchange Commission on February 9, 2007.

(6)	The address and aggregate number of shares beneficially owned by Barclays Global Investors, N.A. are based upon a Schedule 13G filed with the Securities and Exchange Commission on January 23, 2007.

EQUITY COMPENSATION PLAN INFORMATION
     The following table presents information as of December 31, 2006, on equity compensation plans approved by security holders and equity compensation plans not approved by security holders.

Number of securities
	Number of		remaining
	securities to be	Weighted-	available for
	issued upon	Average	future issuance
	exercise of	exercise price	under equity
	outstanding	of outstanding	compensation
	options,	options,	plans (excluding
	warrants and	warrants	securities reflected
	rights	and rights	in column (a))
PLAN CATEGORY	(a)	(b)	(c)

Equity compensation plans approved by security holders	3,653,645	$8.45	1,676,940
Equity compensation plans not approved by security holders (1)	479,650	2.11	—

Total	4,133,295	$10.56	1,676,940

(1)	See Note 5 of Notes to Consolidated Financial Statements filed as part of our Annual Report on Form 10-K for the year ended 2006, for a description of options issued to individuals other than our officers, directors or employees. The 1999 Stock Option Plan permits the granting of stock options to purchase up to 2,500,000 shares of our common stock in the form of ISOs, NQSOs or a combination of each, with exercise prices not less than the fair market value of the common stock on the date of the grant, subject to the dollar limitations imposed by the Internal Revenue Code. In the event of a change in control, all outstanding options become immediately exercisable to the extent permitted by the plan. Options granted to employees under the 1999 Stock Option Plan vest 50 percent after the first year and 25 percent after each of the following two years, or they vest ratably over a three-year period, from their dates of grant and expire ten years from grant date or three months after retirement, if earlier. All options granted to outside directors and consultants under the 1999 Stock Option Plan vest ratably over a three-year period from their dates of grant and expire ten years from grant date. These were the only compensation plans in effect that were adopted without the approval of our stockholders.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and beneficial holders of more than 10% of our common stock to file reports with the Securities and Exchange Commission regarding their ownership and changes in ownership of our stock. On May 31, 2006, a Form 4 was filed late for Dr. Peter J. Hill to show the shares withheld in 2005 to pay taxes on a vested grant. To our knowledge, during fiscal 2006, the remainder of our officers, directors and 10% stockholders complied with all Section 16(a) filing requirements. In making this statement, Harvest has relied upon the written representations of its directors and officers.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     Our Code of Business Conduct and Ethics (the “Code”) applies to all directors, officers and employees of the Company. Under our Code, individuals subject to the Code and their family members must knowingly avoid owning any interest (other than nominal amounts of stock in publicly traded companies) in any supplier or customer; consulting with, or being an employee of, any customer, lessor, lessee, contractor, supplier or competitor; purchasing from, or selling to, the Company assets, goods or services; or serving on the board of directors of any customer, lessor, lessee, contractor, supplier or competitor, except where full disclosure of all facts is made known to the Company in advance to permit it to protect its interests. Each year we require our executive officers to certify their compliance with the Code. Our Audit Committee has oversight compliance responsibilities for the Code. Exceptions to the Code are reported to the Audit Committee. Waivers of the Code for officers and directors may only be granted by the Board and waivers for employees may only be granted by the CEO and reported to the Audit Committee. No waivers of the Code were granted in 2006. In addition to the Code, each year we require our directors and executive officers to disclose in writing certain transactions and relationships and this information is used in preparing the proxy statement and in making independence determinations for directors.

     For the purposes of this Proxy Statement, the Company has no transaction to describe pursuant to SEC Regulation S-K Item 404 (a).

REPORT OF THE AUDIT COMMITTEE
     We have reviewed and discussed the Company’s audited financial statements for the year ended December 31, 2006 with management and PricewaterhouseCoopers LLP, the independent registered public accounting firm for the Company. In addition, we discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61 Communication with Audit Committees (AICPA, Professional Standards, Volume 1, AU Section 380) with respect to those statements.
     We have received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees and have discussed with PricewaterhouseCoopers LLP its independence in connection with its audit of the Company’s most recent financial statements.
     Based upon these reviews and discussions, and management’s assurances, we recommend to the Board of Directors that these audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.
     The information in the foregoing paragraphs shall not be deemed to be soliciting material, or be filed with the Securities and Exchange Commission or subject to Regulation 14A or 14C or to liabilities of Section 18 of the Securities Act of 1993, nor shall it be deemed to be incorporated by reference into any filing under the Securities Act or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate these paragraphs by reference.
Patrick M. Murray, Chairman
John U. Clarke
H.H. Hardee
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     During 2006, PricewaterhouseCoopers LLP served as our independent registered public accounting firm and provided certain tax and consulting services. Representatives of PricewaterhouseCoopers LLP are expected to attend the annual meeting of stockholders where they will be available to respond to questions and, if they desire, to make a statement.
     Audit Fees. The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of our annual financial statements for 2005 and 2006 and the review of the financial statements in our quarterly reports was $658,000 and $563,000, respectively.
     Audit-Related Fees. The aggregate fees billed by PricewaterhouseCoopers LLP for assurance and related services related to the performance of the audit or review of our financial statements and not included as “Audit Fees” above for 2005 and 2006 were $27,500 and $47,500, respectively. Audit-Related Fees in 2005 were primarily for the Company’s various foreign related compliance. Audit Related Fees in 2006 were for the Company’s various foreign related compliance and the review of the Company’s proxy statement related to our special meeting of stockholders held on December 18, 2006.
     Tax Fees. Professional services billed by PricewaterhouseCoopers LLP for tax compliance, tax advice and tax planning in 2005 and 2006 was $100,000 and $15,000, respectively.
     All Other Fees. There were no other fees paid to our independent registered public accounting firm in 2006.
     All of the foregoing fees were approved by the Audit Committee.
     Audit Committee Pre-Approval Policies and Procedures. The Audit Committee’s Charter provides that the Company’s independent registered public accounting firm may provide only those services pre-approved by the

Audit Committee, subject to de minimus exceptions for non-audit services described in the rules and regulations of the SEC which are subsequently ratified by the Audit Committee prior to completion of the audit. The Audit Committee annually reviews and pre-approves the audit, review, attestation and permitted non-audit services to be provided during the next audit cycle by the independent registered public accounting firm. To the extent practicable, at the same meeting the Audit Committee also reviews and approves a budget for each of such services.
     The Audit Committee may delegate to a member(s), the authority to grant pre-approvals under its policy with respect to audit and permitted non-audit services, provided that any such grant of pre-approval shall be reported to the full Audit Committee no later than its next scheduled meeting.
     The Audit Committee has concluded that the provision of non-audit services is compatible with maintaining the registered public accounting firm’s independence.

QUESTIONS AND INFORMATION REGARDING THE
ANNUAL MEETING AND STOCKHOLDER PROPOSALS

Q.	What shares owned by me can be voted?

A:	You may vote all shares owned by you as of the close of business on March 30, 2007, the record date. These shares include those (1) held directly in your name as a stockholder of record and (2) held for you as the beneficial owner through a stockbroker, bank or other nominee.

Q.	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Many of our stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with our transfer agent, Wells Fargo Bank, N.A., you are considered the stockholder of record with respect to those shares, and these proxy materials are being sent directly to you by us. As a stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the meeting. We have enclosed a proxy card for your use.

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of the shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the meeting. Your broker or nominee has enclosed a voting instruction card for your use.

Q:	How can I vote my shares in person at the meeting?

A:	Shares held directly in your name as the stockholder of record may be voted in person at the annual meeting. If you choose to do so, please bring the enclosed proxy card or proof of identification.

Even if you currently plan to attend the annual meeting, we recommend that you also submit your proxy as described below so that your vote will be counted if you later cannot attend or decide not to attend the meeting.

Q:	How can I vote my shares without attending the meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct your vote without attending the meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker or nominee. In most instances, you will be able to do this over the Internet, by telephone or mail. Please refer to the summary instructions below and those included on your proxy card or, for shares held in street name, the voting instruction card included by your broker or nominee.

By Internet — If you have Internet access, you may submit your proxy from any location in the world by following the “Vote by Internet” instructions on the proxy card.

By Telephone — If you live in the United States or Canada, you may submit your proxy by following the “Vote by Telephone” instructions on the proxy card.

By Mail — You may do this by signing your proxy card or, for shares held in street name, the voting instruction card included by your broker or nominee and mailing it in the enclosed, postage prepaid and addressed envelope.

If you provide specific voting instructions, your shares will be voted as you instruct. If you sign but do not provide instructions, your shares will be voted as described below in “How are votes counted?”

Q:	Can I change my vote?

A:	You may change your proxy instructions at any time prior to the vote at the annual meeting. For shares held directly in your name, you may accomplish this by granting a new proxy by Internet, telephone or mail. For shares held beneficially by you, you may accomplish this by submitting new voting instructions to your broker or nominee. Proxies are revocable by written notice to the Secretary of the Company at the address of the Company set forth on the cover of this Proxy Statement, or by delivery of a later dated proxy, at any time prior to their exercise. Proxies may also be revoked by a stockholder attending and voting in person at the meeting. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

Q:	What is the quorum requirement for the meeting?

A:	The quorum requirement for holding the meeting and transacting business is a majority of the outstanding shares entitled to be voted. The shares may be present in person or represented by proxy at the meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote such shares.

Q:	How are votes counted?

A:	In the election of directors, you may vote “FOR” all of the nominees, or your vote may be “WITHHELD” for one or more of the nominees, in which case your vote will be FOR all the nominees from whom you do not specifically withhold your vote. Abstentions and broker non-votes will not be treated as a vote for or against a particular director and will not affect the outcome of the election of directors.

For the ratification of independent registered public accounting firm, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you “ABSTAIN,” it has the same effect as a vote “AGAINST.”

If you sign your proxy card or broker instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board of Directors.

Q:	What is the voting requirement to approve each of the proposals?

A:	In the election of directors, the six persons receiving the highest number of “FOR” votes will be elected.

The ratification of the appointment of independent registered public accounting firm requires the affirmative “FOR” vote of a majority of those shares present, in person or by proxy, and entitled to vote. Broker non-votes will have no effect on the outcome of this proposal.

Q:	What does it mean if I receive more than one proxy or voting instruction card?

A:	It means you have shares which are registered in different ways or are held in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Q:	Where can I find the voting results of the meeting?

A:	We will announce preliminary voting results at the meeting and publish final results in our quarterly report on Form 10-Q for the second quarter of 2007.

Q:	What happens if additional proposals are presented at the meeting?

A:	Other than the two proposals described in this proxy statement, we do not expect any matters to be presented for a vote at the annual meeting. If you grant a proxy, the persons named as proxy holders, Steven W. Tholen and

Kerry R. Brittain, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any unforeseen reason any of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board of Directors.

Q:	What class of shares are entitled to be voted?

A:	There is only one class of common stock. Each share of our common stock outstanding as of the close of business on March 30, 2007, the record date, is entitled to one vote at the annual meeting. On the record date, we had 38,307,409 shares of common stock issued and outstanding.

Q:	Who will count the vote?

A:	A representative of Wells Fargo Bank, N.A., our transfer agent, will tabulate the votes and act as the inspector of election.

Q:	Is my vote confidential?

A:	Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed except (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, or (3) to facilitate a successful proxy solicitation by our Board. Occasionally, stockholders provide written comments on their proxy cards which are then forwarded to our management.

Q:	Who will bear the cost of soliciting votes for the meeting?

A:	The cost of this proxy solicitation will be borne by the Company. We will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials, except that certain expenses for Internet access will be incurred by you if you choose to access the proxy materials or vote over the Internet. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who, except in the case of non-executive directors, will not receive any additional compensation for such solicitation activities. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders.

Q:	May I propose actions for consideration at next year’s annual meeting of stockholders or nominate individuals to serve as directors?

A:	You may submit proposals for consideration at future stockholder meetings, including director nominations.

Under the Securities and Exchange Commission rules, stockholder proposals for our 2008 annual meeting of stockholders must be received at our principal executive offices by January 18, 2008 to be eligible for inclusion in our proxy materials relating to that meeting.

Under the Company’s Bylaws, other stockholder proposals that are proposed to be brought before the 2008 annual meeting (outside the process of the SEC’s rule on stockholder proposals) must be delivered to or mailed and received at the principal executive offices of the Company, not less than 60 days nor more than 180 days prior to the anniversary date of the immediately preceding annual meeting (which, for the 2008 annual meeting, would be no earlier than November 19, 2007, and no later than March 18, 2008); provided, however, that in the event that the date of the annual meeting is more than 45 days later than the anniversary date of the immediately preceding annual meeting (which, for the 2008 annual meeting, would be after July 1, 2008), nominations by the stockholder to be timely must be received not later than the close of business on the tenth day following the earlier of the date on which a written statement setting forth the date of the annual meeting was mailed to stockholders or the date on which it is first disclosed to the public. Nominations for directors must be submitted as described on page 5 of this proxy statement.

Any stockholder proposals must be in writing and addressed to the attention of our Corporate Secretary. We reserve the right to reject, rule out of order, or take other appropriate actions with respect to any proposal or nomination that does not comply with these and other applicable requirements.

By Order of the Board of Directors

Kerry R. Brittain
Senior Vice President, General Counsel and
Corporate Secretary

April 3, 2007

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1. Election of directors:	01 Stephen D. Chesebro’	04 H. H. Hardee	☐	Vote FOR	☐	Vote WITHHELD
	02 John U. Clarke	05 Patrick M. Murray		all nominees		from all nominees
	03 James A. Edmiston	06 J. Michael Stinson		(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the year ended December 31, 2007.	☐	For	☐	Against	☐	Abstain
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address change? Mark box	☐
Indicate changes below:		Date:

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc. should include title and authority. Corporations should provide full name of corporation and name of authorized officer signing the proxy.

Harvest Natural Resources, Inc.
ANNUAL MEETING OF STOCKHOLDERS
Thursday, May 17, 2007
10:00 a.m.
at our offices
1177 Enclave Parkway
Houston, Texas 77077

Harvest Natural Resources, Inc.
1177 Enclave Parkway, Suite 300
Houston, Texas 77077	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 17, 2007.
The shares of stock you hold in your account will be voted as you specify on the reverse side.
If no choice is specified, the proxy will be voted “FOR” Items 1 and 2.
By signing the proxy, you revoke all prior proxies and appoint Steven W. Tholen and Kerry R. Brittain, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.
See reverse for voting instructions.